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                                                 Exhibit 1.2

                   ENRON OIL & GAS COMPANY

                       Certificate of
      Senior Vice President and Chief Financial Officer

      I, Walter C. Wilson, Senior Vice President and Chief Financial Officer of Enron Oil & Gas Company, a Delaware corporation (the "Company"), do hereby establish the terms of certain debt securities of the Company under the Indenture, dated as of September 1, 1991 (the "Indenture"), between the Company and Texas Commerce Bank National Association, as Trustee, as follows:

      1. The title of the securities shall be "6.70% Notes due November 15, 2006" (the "Notes");

      2. The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to a maximum of $150,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes;

      3. The final maturity of the principal of the Notes shall be November 15, 2006;

     4. The Notes shall bear interest at the rate of 6.70% per annum, which interest shall accrue from November 18, 1996, or from the most recent Interest Payment Date (as defined in the Indenture) to which interest has been paid or duly provided for, which dates shall be May 15 and November 15 of each year, and such interest shall be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1997, to holders of record at the close of business on May 1 or November 1, respectively, next preceding each such Interest Payment Date;

     5. The principal of, and interest on, the Notes shall be payable at the office or agency of the Company maintained for that purpose in Dallas, Texas, or at the option of the holder of the Note, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, State of New York; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (as defined in the Indenture);

     6. There is no obligation or option of the Company to redeem, purchase or repay the Notes prior to maturity;

      7. Texas Commerce Bank National Association is appointed to be trustee for the Notes, and Texas Commerce Bank National Association, and any other banking institution hereafter selected by the officers of the Company, are appointed agents of the Company (a) where the Notes may be presented for registration of transfer or exchange,
(b) where notices and demands to or upon the Company in respect of the Notes or the Indenture may be made or served and (c) where the Notes may be presented for payment of principal and interest;


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      8.    The Notes shall be issued upon original issuance
in whole in the form of a single book-entry Global Security (as defined in the Indenture), and the Depository (as defined in the Indenture) shall be The Depository Trust Company, New York, New York; and

      9. The price to be received by the Company from the Underwriters for the Notes shall be 99.178%, plus accrued interest, if any, from November 18, 1996.

     IN WITNESS WHEREOF, I have hereunto signed my name this 13th day of November, 1996.

                                   ENRON OIL & GAS COMPANY


                                   By: /s/ Walter C. Wilson
                                      Walter C. Wilson
                                      Senior Vice President and
                                       Chief Financial Officer